                                                                    EXHIBIT 4.15

May 24, 2001



Steelcase Inc.
901 44th Street SE
CH-2E-06
Grand Rapids, MI 4508

Attention: Chief Financial Officer

Dear Sirs:

We refer to the facility agreement dated as of April 5, 2000 between Royal Bank of Canada (the "Bank") and Steelcase Financial Services Ltd. (the "Borrower"), as borrower, (the "Facilities Agreement") and to the Guarantee dated as of April 5, 2000 (the "Guarantee") made by Steelcase Inc. (the "Guarantor") for the benefit of the Bank relating to the indebtedness of the Borrower to the Bank under the Facilities Agreement. We confirm our agreement to amend the Guarantee, subject to the following terms and conditions.

1.        DEFINITIONS:

          Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Facilities Agreement and the Guarantee.

2.        COVENANTS:

          Section  6 of the Guarantee entitled Covenants is amended as follows:

          (a) Covenant (b)(iii) is deleted in its entirety and replaced with the following:

               "(b)(iii) annual consolidated financial statements of Steelcase Financial Services Inc. within 100 days of each fiscal year end of Steelcase Financial Services Inc.;"

          (b) Covenant (c)(i) is amended to change the reference to the date February 27, 1998 in the three places it appears to the date February 25, 2000;

          (c) Covenant (c)(ii) is amended to change the required ratio of Funded Debt to EBITDA to not more than 3.25:1 rather than 3:1; and

          (d) Covenant (c)(iii) is amended to change the required ratio of EBITDA to Interest Expense to not less than 4.5:1 rather than 5:1.

3.        CONSENT:

          The Guarantor confirms its agreement and consents to all the terms and conditions of this amending agreement and to the amendments to the Facility Agreement made by an amending agreement between the Bank and the Borrower dated the same date hereof.

4.        GENERAL:

          (a) The Guarantor agrees to take such action and execute and deliver such further documents as shall be reasonably required by the Bank in order to give effect to and carry out the intentions of this amending agreement.

          (b) The Guarantee, as amended hereby, is hereby ratified and confirmed and remains in full force and effect, binding upon the parties in accordance with their respective terms.

          (c) This amending agreement shall be construed in accordance with and be governed by the laws of the State of New York.

          (d) This amending agreement may be executed and delivered in counterparts, each of which when executed and delivered is an original, but both of which together constitute one and the same agreement.

          (e) The date on which this amending agreement becomes effective is the date appearing on the first page hereof.

Please acknowledge your acceptance of the above terms and conditions by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

ROYAL BANK OF CANADA

By:  /s/  B. R. Baker
    -----------------

Name/Title:     B.R. Baker, Senior Manager

By:   /s/  G. C. Fox
    ----------------

Name/Title:      G. C. Fox
                 SR ASST MGR, Business Development

We acknowledge and accept the terms and conditions of this amending agreement as of the 23rd day of May, 2001, which acceptance is effective as of the date first above written.


STEELCASE INC.

By: /s/ Gary P. Malburg
    -------------------

Name/Title:       Gary P. Malburg, Vice President, Finance
                  ----------------------------------------
                  and Treasurer